BEAR STEARNS STRUCTURED PRODUCTS INC. TRUST 2007-R8

NOTICE TO INVESTORS AND OTHER RECIPIENTS

THE ATTACHED SUPPLEMENT DATED JANUARY 22, 2008 TO THE AMENDED AND RESTATED PROSPECTUS SUPPLEMENT DATED DECEMBER 3, 2007 (THE “PROSPECTUS SUPPLEMENT”) TO THE PROSPECTUS DATED JUNE 28, 2007 (TOGETHER WITH THE PROSPECTUS SUPPLEMENT, THE “PROSPECTUS”), RELATING TO THE ISSUANCE OF THE BEAR STEARNS STRUCTURED PRODUCTS INC. TRUST, SERIES 2007-R8 CERTIFICATES, AMENDS CERTAIN LANGUAGE CONTAINED IN THE PROSPECTUS, AS DESCRIBED THEREIN.

INVESTORS AND POTENTIAL INVESTORS SHOULD REVIEW THE PROSPECTUS ONLY IN CONNECTION WITH THE ATTACHED SUPPLEMENT AND MAY NOT RELY ON THE PROSPECTUS EXCEPT AS SO AMENDED IN MAKING ANY INVESTMENT DECISIONS.

Bear, Stearns & Co. Inc.

January 22, 2008

Bear Stearns Structured Products Inc. Trust 2007-R8

Issuing Entity

EMC Mortgage Corporation

Sponsor

Structured Asset Mortgage Investments II Inc.

Depositor

Bear Stearns Structured Products Inc. Trust, Series 2007-R8

Supplement dated January 22, 2008

to

amended and restated prospectus supplement dated December 3, 2007 to

prospectus dated June 28, 2007

__________

Capitalized terms used in this supplement are defined in the amended and restated prospectus supplement dated December 3, 2007, to which this supplement is attached.

The prospectus supplement is hereby revised as follows (emphasis added throughout this supplement to show changes):

1.      The charts for Group V and Group VI on Page S-8 of the amended and restated prospectus supplement are hereby deleted in their entirety and replaced with the following:

Group V

Class	Underlying Certificates(1)	Pass-Through Rate	Initial Principal Amount	Initial Rating (S&P)	Designation
V-A-1a	BSABS 2007-AC3 Class A-1 and Class A-2	Fixed Rate(2)(4)	$~~62,844,613~~ 52,041,805	AAA	Group V Senior Exchangeable(6)
V-A-1b	BSABS 2007-AC3 Class A-1 and Class A-2	Fixed Rate(2)(4)	$~~2,919,310~~ 8,673,483	AAA	Group V Senior Support Exchangeable(6)
V-A-1c	BSABS 2007-AC3 Class A-1 and Class A-2	Fixed Rate(2)(4)	$~~2,919,310~~ 8,673,483	AAA	Group V Senior Support Exchangeable(6)
V-A-2	BSABS 2007-AC3 Class A-1 and Class A-2	Fixed Rate(2)(4)	$~~11,677,239~~ 10,971,701	AAA	Group V Senior Support Exchangeable(6)

Group VI

Class	Underlying Certificates(1)	Pass-Through Rate	Initial Principal Amount	Initial Rating (S&P)	Designation
VI-A-1a	BSABS 2007-AC5 Class A-5 and Class A-6	Fixed Rate(2)(5)	$~~90,145,282~~ 72,811,376	AAA	Group VI Senior Exchangeable(6)
VI-A-1b	BSABS 2007-AC5 Class A-5 and Class A-6	Fixed Rate(2)(5)	$~~3,006,766~~ 11,791,500	AAA	Group VI Senior Support Exchangeable(6)
VI-A-1c	BSABS 2007-AC5 Class A-5 and Class A-6	Fixed Rate(2)(5)	$~~3,006,766~~ 11,791,500	AAA	Group VI Senior Support Exchangeable(6)
VI-A-2	BSABS 2007-AC5 Class A-5 and Class A-6	Fixed Rate(2)(5)	$~~12,027,062~~ 11,791,500	AAA	Group VI Senior Support Exchangeable(6)

2.      The definition of “Class V-A-1a Percentage” on page S-53 of the amended and restated prospectus supplement is hereby deleted in its entirety and replaced with the following:

The “Class V-A-1a Percentage” for each Distribution Date is ~~78.203390~~64.760452%.

3.      The definition of “Class V-A-1b Percentage” on page S-54 of the amended and restated prospectus supplement is hereby deleted in its entirety and replaced with the following:

The “Class V-A-1b Percentage” for each Distribution Date is ~~3.632769~~10.793221%.

4.      The definition of “Class V-A-1c Percentage” on page S-55 of the amended and restated prospectus supplement is hereby deleted in its entirety and replaced with the following:

The “Class V-A-1c Percentage” for each Distribution Date is ~~3.632769~~10.793221%.

5.      The definition of “Class V-A-2 Percentage” on page S-55 of the amended and restated prospectus supplement is hereby deleted in its entirety and replaced with the following:

The “Class V-A-2 Percentage” for each Distribution Date is ~~14.531072~~13.653106%.

6.      The first paragraph on page S-56 of the amended and restated prospectus supplement is hereby deleted in its entirety and replaced with the following:

As of the Closing Date, the "Initial Current Principal Amount" is with respect to the Class I-A-1 Certificates, $118,996,690; with respect to the Class I-A-2 Certificates, $13,575,578; with respect to the Class II-A-1 Certificates, $41,942,285; with respect to the Class II-A-2 Certificates, $4,921,221; with respect to the Class III-A-1 Certificates, $53,951,748; with respect to the Class III-A-2 Certificates, $9,863,896; with respect to the Class IV-A-1 Certificates, $102,986,630; with respect to the Class IV-A-2 Certificates, $18,174,642; with respect to the Class V-A-1a Certificates, $~~62,844,613~~52,041,805 ; with respect to the Class V-A-1b Certificates, $~~2,919,310~~8,673,483 ; with respect to the Class V-A-1c Certificates, $~~2,919,310~~8,673,483 ; with respect to the Class V-A-2 Certificates, $~~11,677,239~~10,971,701 ; with respect to the Class VI-A-1a Certificates, $~~90,145,282~~72,811,376 ; with respect to the Class VI-A-1b Certificates, $~~3,006,766~~11,791,500 ; with respect to the Class VI-A-1c Certificates, $~~3,006,766~~11,791,500 ; and with respect to the Class VI-A-2 Certificates, $~~12,027,062~~11,791,500 .

The remainder of the amended and restated prospectus supplement remains unmodified.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the amended and restated prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, amended and restated prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, amended and restated prospectus supplement and prospectus for 90 days after the date of this supplement.

___________________________________________

Bear, Stearns & Co. Inc.

January 22, 2008